For Immediate Release Thursday, September 22, 2005

CYBERONICS ANNOUNCES PRICING OF CONVERTIBLE SENIOR SUBORDINATED NOTES OFFERING, SIMULTANEOUS
SHARE REPURCHASE AND SIMULTANEOUS CONVERTIBLE BOND HEDGE AND WARRANT TRANSACTIONS

HOUSTON, Texas, September 22, 2005 – Cyberonics, Inc. (NASDAQ:CYBX) today announced that it has agreed to sell, $125 million aggregate principal amount of its 3.0% Convertible Senior Subordinated Notes due 2012 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Cyberonics also granted the initial purchaser a 13-day option to purchase up to $18.75 million aggregate principal amount of additional Notes.

Cyberonics will use a portion of the net proceeds of the offering to purchase $10 million of shares of its common stock in connection with the offering pursuant to the stock repurchase program recently approved by the Company’s Board of Directors. The Company also agreed to use a portion of the net proceeds to fund separate convertible bond hedge and warrant transactions entered into with an affiliate of the initial purchaser to increase the effective economic conversion price to $50 per share. The Company anticipates that net proceeds to the Company after issuance of $125 million of the Notes, completion of the stock repurchase, bond hedge and warrant transactions and payment of all other related fees and expenses will likely be approximately $98 million, excluding the overallotment option granted to the initial purchasers.

The Company expects to use the net proceeds from the offering for general corporate purposes, including but not limited to, launch of its treatment-resistant depression product in the United States and Europe, the worldwide repositioning and re-launch of its epilepsy product, expansion of its international sales and marketing organization and development of new indications and markets for its patent-protected therapy.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic treatment-resistant disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market was epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 100,000 patient years of experience using VNS Therapy.

The VNS Therapy System was approved by the FDA on July 15, 2005 “as an adjunctive long-term treatment for chronic or recurrent depression for patients 18 years of age and older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” As part of FDA’s approval order, Cyberonics is required to conduct a 450- patient post-market dosing study and a 1,000-patient, five-year patient outcome registry. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

The VNS Therapy System has been approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression) since 2001.

VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, whether or not Cyberonics will offer the Notes or consummate the offering, the anticipated terms of the Notes and the offering, and the anticipated use of the proceeds of the offering. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the SEC. For a detailed discussion of these and other cautionary statements, please refer to Cyberonics most recent filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 29, 2005.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02451
Main: (281) 228-7200	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com